Exhibit 10.4

Execution Version

AMENDMENT TO

CLINICAL TRIAL AGREEMENT

This Amendment To Clinical Trial Agreement (the "CTA Amendment") is made and entered into effective as of July 8, 2015 (the "CTA Amendment Effective Date") by and between Putney Drug Corp., a Nevada corporation having a place of business at 617 Detroit Street, Suite 100, Ann Arbor, MI, 48104 ("Company"), and The Regents of the University of California, a constitutional California corporation, on behalf of its Los Angeles campus, with an address at David Geffen School of Medicine UCLA Clinical Trials Administration Office, 10911 Weybeurn Avenue, 3rd Floor, Los Angeles California 90095-7170 ("Institution" or "The Regents"), to amend the terms of that certain Clinical Trial Agreement between Company and Institution, originally dated as of April 29, 2010 (the "CTA"). Company and Institution may be referred to herein individually as a "Party", and collectively as the "Parties".

WHEREAS, the Parties are also parties to that certain Exclusive License Agreement dated as of July 11, 2005 (as amended to date, the "License Agreement"), and issues have arisen concerning certain of the Parties' respective rights and obligations under the CTA and under the License Agreement; and

WHEREAS, certain additional intellectual property relating to the subject matter of the License Agreement has been created at Institution, and the Parties wish to expand their relationship to cover such additional intellectual property and also to resolve the above issues, in part by amending the License Agreement to provide (among other things) for increased economic consideration to the Institution, and by amending the CTA as provided in the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the above premises and the mutual promises contained herein, the Parties agree as follows:

1.            The CTA is hereby amended to add new Section 1.0 entitled "Definitions", added before Section 1.1, and reading in its entirety as follows:

"1.0           Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the License Agreement . The following capitalized terms shall have the following meanings as used in this Agreement:

"Deliverables" has the meaning set forth in Section 3.1 hereof.

"Study" means the human clinical study conducted under the protocol entitled "A Combination Trial of Copaxone Plus Estriol in Relapsing Remitting Multilple Sclerosis (RRMS)", protocol number NCT00451204.

"Field of Use" has the meaning ascribed in the License Agreement.

Execution Version

"IND" means IND #55,288, as it relates to the Study.

2.            Section 3.1 of the CTA is hereby amended to read in its entirety as follows:

"3.1           Institution shall own all data resulting from the Study. Notwithstanding anything to the contrary, the Deliverables set forth herein shall not contain any Institution or its subsite's (i) patient medical records, or (ii) source documentation as that term is defined in Section 1.52 of the ICH E6 Guidelines to the extent that Applicable Laws prevent the disclosure thereof to Company. As soon as reasonably practicable, allowing a reasonable amount of time for performing redactions and other required preparation, following Study Conclusion, Institution shall provide to Company: (a) complete (except for the redactions as provided below) and accurate copies of all patient case report forms generated under the Study not later than October 1, 2015; (b) a complete copy (except for the permitted redactions as provided below) of any electronic Study database created by (or on behalf of) Institution based on the patient case report forms that includes all the data elements as compiled therein, generated in performance of the Study, which shall include any other data and results from the Study included in any such database, not later than August 1, 2015; (c) a complete copy (except for the permitted redactions as provided below) of all the MRI data resulting from the Study, including a copy of the electronic database containing such images; (d) copies of all cognition, gray matter and any other data and results generated or created under the Study as generated or extrapolated from the patient case report forms; (e) a detailed report setting forth all accomplishments and findings of the Study; (f) a copy of all analyses of the patient case report forms and/or of any other Study data and results performed by or on behalf of the Institution or Principal Investigator; (g) the complete analysis (the “MRI Analysis”) of a third party specified by Company, which Institution has no reasonable and significant objection (based solely on the fact the retention of the third party consultant would violate any law, regulation, ruling of a court or agency, contractual agreement, or written Institution policy) that is hired as a consultant by Institution and as part of its research team, and which consultant will have full access to all the MRI data resulting from the Study, including a copy of the electronic database containing such images, and will conduct the analysis as generally specified by Company, such MRI data being made available not later than August 1, 2015 (costs of the third party consultant will be paid by Company); (h) complete copy of the actual analysis of the MRI data resulting from the Study existing as of the CTA Amendment effective date, provided to Company by July 10, 2015 (collectively, all the foregoing, the "Deliverables"). The data and information in subclauses (a)-(d) above shall be redacted to remove patient identifying information as needed to comply with HIPAA and CMIA, and with the understanding the the reports or analyses delivered under subclauses (e)-(g) above shall not contain patient identifying information. The databases in clause (b) and (c) shall be provided in an electronic form that is reasonably acceptable to Company (including being transmittable, reproducible and usable (using standard database tools) at a dedicated location on Institution's site, and, if possible using reasonable effort, via a secure internet connection). The required redaction of Study data in (c) will occur if requested by Company, and will not be completed by August 1, 2015. The Institution shall use reasonable diligence to complete the required redaction. Institution further acknowledges that Company shall engage a third party consultant (selected by Company after consulting with Institution) to perform analysis of the Deliverables, and Institution agrees to provide such third party consultant reasonable access to the Deliverables in Institution's possession (to the extent not provided to such consultant directly by Company) for such analysis. Institution and Principal Investigator have no commitment or obligation to continue any analysis of the data from the Study."

Execution Version

3.             Section 3.2 of the CTA is hereby amended to read in its entirety as follows:

"3.2           The Deliverables provided to Company shall be held in confidence by Company (and its affiliates and sublicensees) until publication of results of the Study by Institution pursuant to Article 4 below. It is agreed by Institution that (without limitation) publication of an article substantially containing the information in the draft article provided to Company by Institution counsel on or about June 30, 2015 shall constitute such publication of Study results. After such publication of Study results, Company shall be free to disclose publicly information in the Deliverables in compliance with all applicable laws and Study consent forms. Institution shall provide Company with copies of Institutional Review Board approved informed consent templates for the Study, and, at the request of Company within the next 2 years from the CTA Amendment Effective Date, redacted copies of the Study informed consent forms in the possession of the Institution, or study sites, with fully-burdened costs and overhead to be pay by the Company. It is agreed, however, that under no circumstances will Company state or overtly imply in any publication or other published announcement that Institution has approved any product. Institution hereby grants Company (and its Affiliates and Sublicensees, as defined in the License Agreement) the non-exclusive perpetual, transferable rights, sublicenseable through multiple tiers of sublicensees, to use all information in the Deliverables for all purposes relating to development, registration and commercialization of Licensed Products in the Field of Use, but subject to the foregoing confidentiality obligations (prior to publication of the Study results), and in compliance with all applicable laws and Study consent forms. Institution hereby grants Company (and its Affiliates and Sublicensees, as defined in the License Agreement) the rights of reference to the Institution's IND for the Study and the Deliverables for the development, registration and commercialization of products licensed to Company under the License Agreement in accordance with the terms in Section 3.4. Initial Study data validation and review shall be done on behalf of Company promptly after receipt of the Deliverables by a third party consultant selected by and employed with Company (after consultation with UCLA), separate and apart from consultant hired to Institution’s research team as set forth in 3.1 above. Company shall own all reports, results and analysis resulting from its consultant's analysis and review (the "Analysis") and the MRI Analysis of the third party in 3.1 (g), and Institution assigns to Company its entire rights in the Analysis (but excluding any patent rights and any rights in the Study data). Institution covenants that it shall not conduct any review or analysis of the MRI Analysis until the date 90 days after delivery of the MRI Analysis to Company under Section 3.1(g). Company and its affiliates and sublicensees may use such Analysis with respect to Estriol in Field of Use, shall have the rights to disclose it to its Affiliates and Sublicensees (as those terms are used in the License Agreement), and to entities whom are believed in good faith to be potential development partners, subject to appropriate confidentiality obligations and other identified state and federal regulatory constraints, including but not limited to, HIPAA and CMIA. Company shall disclose the Analysis to the Institution in confidence, and shall ensure that the Deliverables and Analysis are not publicly disclosed until Principal Investigator is given a reasonable opportunity to publish on the clinical data, subject to the right of Company to remove Company Proprietary Information, and to request that patent applications be filed by the Regents based on any data, as provided in Article 4 below. Notwithstanding the foregoing, the Institution can use the Analysis in order to ensure the health and safety of the subjects enrolled in the Study."

Execution Version

4.            The CTA is hereby amended to add a new Section 3.3, reading in its entirety as follows:

"3.3           Company shall reimburse The Regents for its fully-burdened costs, as budgeted by the Parties in advance, directly incurred in preparing the databases and materials for delivery to Company (as set forth in Section 3.1 above), plus overheard of twenty-six percent (26%), such reimbursement not to exceed the budget reasonably agreed to by the Parties. Such costs include but are not limited to the costs incurred to redact patient identifying information from databases and patient case report forms, and (if applicable) training Company or a third party consultant to use the databases. The Institution shall invoice Company promptly for such costs, accompanied by such supporting documentation for such costs as Company may reasonably request."

Execution Version

5.            The CTA is hereby amended to add a new Section 3.4, reading in its entirety as follows:

"3.4           The Regents hereby grant to Company a right to reference for use in the Field of Use (including in connection with all development and approval activities on Licensed Products) to all regulatory documentation filed with respect to the Study, filed with the FDA regarding the IND, and all information therein, subject to the redaction of patient identifying information. The Institution shall provide to Company copies of all such regulatory documentation filed with the FDA under the IND upon reasonable request, which shall redacted in order to comply with laws and regulations regarding privacy of patient information, such redactions at Company's sole expense, including 26% overhead at the Institution, and subject to applicable law or regulation. The Regents will use reasonable good faith efforts to determine if they can agree not to grant to any other commercial party a right of reference to any such regulatory documentation filed with the FDA regarding the FDA in the Field of Use, to the extent permitted by law, contractual obligations, and The Regents’ policy, for a period of up to 5 years. At Company's request, and provided that Institution can so agree, The Regents will provide Company such written agreement, for the maximum period (not to exceed 5 years) that The Regents can so agree not to grant such rights to other commercial parties." Principal Investigator represents that there were no foreign regulatory filings relating to the Study.

6.           Section 7.4 of the CTA is hereby amended to add the following sentence to the end of the Section: "Notwithstanding the above restrictions, Institution agrees that Company (and its Affiliates and Sublicensees (as that term is used in the License Agreement) may use all information in the Deliverables as permitted in Section 3.2.

7.           Section 7.5 of the CTA is hereby amended to add the following phrase to the end of the Section: " (with the understanding that Section 3.2 grants Company (and its Affiliates and Sublicensees (as that term is used in the License Agreement) specific consent to disclose or release information in the Deliverables as provided in such Section)".

8.           Section 8.2 of the CTA hereby amended to include the following subsection:

Section 8.2(c). To the extent Field of Use in the License Agreement is narrowed or expanded, the Field of Use in this Agreement shall narrow or expand in the same manner. To the extent the License Agreement is terminated, the CTA shall terminate as well.

Execution Version

9.            Section 8.4 of the CTA is hereby amended to read in its entirety as follows:

The obligations of the Parties under Sections 1.1 ,1.3, 1.4, 2.1, 3.1, 3.2, 3.4, 4.1, 5.1-5.6, 6.1, 7.1-7.8, 9.1, 9.2, 10.1, 11,2, and 11.4-11.7 shall survive any termination this Agreement, except that any exclusive rights that may be granted pursuant to section 3.4 shall become non-exclusive if a termination occurs pursuant to the last sentence of Section 8.2(c).

10.          The Parties hereby agree to negotiate diligently, reasonably and in good faith with each other and to agree on a further amendment to the CTA (as amended by this CTA Amendment) that (a) provides clearer definition of the terms for the consultant under Section 3.1(g) above; and (b) provides terms for redaction of the MRI database, as contemplated in Section 3.1(c) above.

11.          Except as modified by the amendments and other agreements as provided in this CTA Amendment, all the terms and provisions of the CTA are and shall remain in full force and effect. This CTA Amendment is deemed incorporated into and made part of, and governed by the applicable terms of, the CTA.

12.          This CTA Amendment is effective only if (a) it is fully executed by both Parties and (b) both Parties fully execute the Sixth Amendment to the License Agreement and the Release Agreement of equal date with this CTA Amendment.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, the Parties have caused this CTA Amendment to be executed by their duly authorized representatives:

Putney Drug Corp.

By:	/s/ Jeffrey Riley

Name:	Jeffrey Riley

Title:	CEO, President and Director

The Regents of the University of California

By:	/s/Helene Orescan

Name:	Helene Orescan

Title:	Director CTAO

Read & Acknowledged Principal Investigator

By:	Rhonda Voskuhl MD

Name:	Rhonda Voskuhl MD

Title:	Professor UCLA Dept of Neurology